SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant |X|
Filed by a Party other than the Registrant

Check the appropriate box:
|_| Preliminary Proxy Statement      |_| Confidential, For Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               DIGITEC 2000, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

    Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1) Title of each class of securities to which transaction applies:

________________________________________________________________________________
(2) Aggregate number of securities to which transaction applies:

________________________________________________________________________________
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
(4) Proposed maximum aggregate value of transaction:

________________________________________________________________________________
(5) Total fee paid:

________________________________________________________________________________
    Fee paid previously with preliminary materials:

________________________________________________________________________________
      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

________________________________________________________________________________
(2) Form, Schedule or Registration Statement No.:

________________________________________________________________________________
(3) Filing Party:

________________________________________________________________________________
(4) Date Filed:

                               DIGITEC 2000, INC.
                         8 West 38th Street, Fifth Floor
                            New York, New York 10018

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held on November 28, 2000

            NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of DigiTEC 2000, Inc., a Nevada corporation (the "Company"), will be held at the offices of the Company, 8 West 38th Street, Fifth Floor, New York, New York 10018 on Tuesday, November 28, 2000 at 10:00 a.m., New York time, for the following purposes:

            1. To elect four directors, each to serve for a term of one year.

            2. To approve the appointment of Deloitte & Touche LLP to act as the Company's independent certified public accountants for the Company's fiscal year ending June 30, 2001; and

            3. To act upon any other matter which may properly be brought before the meeting or any adjournment thereof.

            Only shareholders of record at the close of business on October 10, 2000 will be entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof.

            You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please mark, date and sign the accompanying proxy and return it in the enclosed envelope. If you do attend, you may revoke your proxy and vote your shares in person if you wish to do so.

                                            By Order of the Board of Directors,


                                            DIEGO E. ROCA,
                                            Secretary

New York, New York
October 26, 2000

                               DIGITEC 2000, INC.

                                 PROXY STATEMENT
                                       for
                         ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held on November 28, 2000

            This Proxy Statement and accompanying proxy is being furnished to shareholders of DigiTEC 2000, Inc., a Nevada corporation (the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Tuesday, November 28, 2000 at 10:00 a.m., New York time at the offices of the Company, 8 West 38th Street, Fifth Floor, New York, New York 10018, and at any adjournment thereof (the "Annual Meeting"). The mailing address of the principal executive offices of the Company is 8 West 38th Street, New York, New York 10018. It is anticipated that this Proxy Statement, related form of proxy and Notice of Annual Meeting of Shareholders will be mailed to shareholders of the Company on or about October 27, 2000.

                                     VOTING

            If the enclosed form of proxy is executed and returned, all shares represented thereby will be voted in accordance with the shareholder's instructions. If no such instructions are specified, the proxy will be voted FOR the election as directors of the nominees named herein, or of such substitute nominee or nominees as may be designated by the Board of Directors if the nominees named herein are unable to serve and FOR approval of the appointment of Deloitte & Touche LLP, independent certified public accountants, as the Company's independent auditors for its 2001 fiscal year and until their successor is appointed and approved. A proxy may be revoked at any time before it is exercised either by executing and filing, prior to the commencement of the Annual Meeting, a subsequently dated proxy revoking the proxy previously given or by voting in person at the Annual Meeting.

            The Company will bear its own cost of the solicitation of proxies. Proxies will be solicited initially by mail. Further solicitation may be made by directors, officers and employees of the Company personally, by telephone or otherwise, but such person will not be specifically compensated for such services. The Company also intends to make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the Common Stock, $.001 par value per share (the "Common Stock") and the Series A Preferred Stock, $.001 par value per share (the "Preferred Stock"), of the Company. Upon request, the Company will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of Common Stock which such persons hold of record. The Company has retained Corporate Investors Communications, Inc. to perform solicitation services in connection with this proxy statement. For such services, Corporate Investors Communications, Inc. will receive a fee of up to $9,725 and will be reimbursed for certain out-of-pocket expenses and indemnified against certain liabilities incurred in connection with this proxy solicitation.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

            Holders of the Common Stock and the Preferred Stock of the Company, as of October 10, 2000, the record date for determining persons entitled to notice of, and to vote at, the Annual Meeting, are entitled to vote on all matters at the Annual Meeting. Each share of Common Stock entitles the holder to one vote, and each share of Preferred Stock entitles the holder to 11.98 votes (the number of shares of Common Stock into which a share of Preferred Stock may be converted upon regular conversion at the current conversion price of $8.3463 per share), on each matter submitted to a vote of the shareholders. The holders of shares representing a majority of the votes of the issued and outstanding stock and entitled to vote, present in person or represented by proxy, constitute a quorum for the meeting. As of October 10, 2000, the Company had outstanding and entitled to vote 7,058,988 shares of Common Stock and 61,050 shares of Preferred Stock entitled to 731,462 votes. The holders of Common Stock and Preferred Stock vote together as a class, except as required by law and as otherwise provided in the Certificate of Designation establishing the Preferred Stock.

            Proxies indicating shareholder abstentions will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter and, therefore, except in the case of director elections, will have the same effect as a vote against the matter. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees that are represented at a meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter and will not be included for purposes of determining the aggregate voting power or number of votes cast at the Annual Meeting.

                           PRINCIPAL SECURITY HOLDERS

            The following table sets forth certain information with respect to the only persons known by the Company, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "34 Act"), to own beneficially in excess of 5% of the Common Stock as of October 20, 2000.

                                                                     Shares
Name and Address                                                     Beneficially              Percent
of Beneficial Owner                   Position                       Owned(1)                  of Class
-------------------                   --------                       --------                  --------
Frank C. Magliato                     Chairman, Chief                2,507,586(2)              30.7%
8 West 38th Street                    Executive Officer,
Fifth Floor                           President and
New York, NY  10018                   Director

Telephone Electronics                 Shareholder                    1,475,126                 20.9%
Corporation
200 Southwest Street
Jackson, MS  39201

Dealer Capital Corporation            Shareholder                    1,172,727(3)              14.3%
3635 Garden Brook, Suite 8600
Farmers Branch, TX  75324

Premiere                              Shareholder                    731,462(4)                10.3%
Communications, Inc.
3399 Peachtree Road, NE
Lenox Building, Suite 600
Atlanta, GA  30326

--------------

(1) Pursuant to Rule 13d-3(d)(1) under the 34 Act, the table includes shares of Common Stock that can be acquired through the exercise of options, warrants or convertible securities within 60 days. The percent of the class owned by each such person has been computed assuming the exercise of all such options, warrants or convertible securities deemed to be beneficially owned by such person, and assuming that no options held by any other person have been exercised. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

(2) Includes 250,000 shares of Common Stock held in trust for Kendall Magliato, daughter of Mr. Magliato. Mr. Magliato's spouse is the trustee for such shares and Mr. Magliato disclaims beneficial interest therein. Also includes 1,029,167 shares of Common Stock underlying warrants to purchase Common Stock and 90,909 shares of Common Stock issuable upon conversion of promissory notes held by Mr. Magliato and his wife.

(3) Includes 900,000 shares of Common Stock underlying warrants to purchase Common Stock and 272,727 shares of Common Stock issuable upon conversion of promissory notes.

(4) Assumes the conversion of 61,050 shares of the Preferred Stock into Common Stock.

                        SECURITY OWNERSHIP OF MANAGEMENT

            The table below sets forth information concerning the shares of Common Stock beneficially owned, as of October 20, 2000, by each director, the individuals nominated for election as directors, the Chief Executive Officer and the other executive officers who were serving during the Company's last fiscal year. Directors are elected annually and officers serve at the will of the Board of Directors.

     Name and Address                                                     Shares Beneficially       Percent of
   of Beneficial Owner                Position                            Owned (1)                 Class
   -------------------                --------                            ---------                 -----
Frank C. Magliato                     Chairman, Chief Executive           2,507,586(2)              30.7%
8 West 38th Street                    Officer, President
Fifth Floor                           and Director
New York, NY  10018

Lori Ann Perri                        Director                            122,911(3)                1.7%
8 West 38th Street
Fifth Floor
New York, NY  10018

Francis J. Calcagno                   Director                            140,000(4)                2.0%
8 West 38th Street
Fifth Floor
New York, NY  10018

Cloyce C. Clark, Jr.                  Nominee for election as             195,455(5)                2.7%
TecNet, Inc.                          Director
3016 Lincoln Court
Garland, Texas 75041

Diego E. Roca                         Senior Vice President, Chief        425,000(6)                5.7%
8 West 38th Street                    Accounting Officer
Fifth Floor                           Treasurer and Secretary
New York, NY  10018

Barry Catmur                          Vice President of                   15,996                    .23%
8 West 38th Street                       Operations
Fifth Floor
New York, NY 10018

All Named Executive                                                       3,406,948(7)              37.9%
Officers and Directors
as a Group (6 Persons)

--------------
(1) Pursuant to Rule 13d-3(d)(1) under the 34 Act, the table includes shares of Common Stock that can be acquired through the exercise of options within 60 days. The percent of the class owned by each such person has been computed assuming the exercise of all such options deemed to be beneficially owned by such person, and assuming that no options held by any other person have been exercised. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

(2) Includes 250,000 shares of Common Stock held in trust for Kendall Magliato, daughter of Mr. Magliato. Mr. Magliato's spouse is the trustee for such shares and Mr. Magliato disclaims beneficial interest therein. Also includes 1,029,167 shares of Common Stock underlying warrants to purchase Common Stock and 90,909 shares of Common Stock issuable upon conversion of promissory notes held by Mr. Magliato and his wife.

(3) Includes a warrant to purchase 72,911 shares of Common Stock and an option to purchase 50,000 shares.

(4)   Includes options to purchase 100,000 shares of Common Stock.

(5) Include warrants to purchase 150,000 shares of Common Stock and 45,455 shares of Common Stock obtainable upon conversion of $100,000 principal amount of the promissory notes.

(6) Includes an option to purchase 337,500 shares of Common Stock and warrants to purchase 62,500 shares of Common Stock.

(7) These shares include all of the shares issuable pursuant to the options and warrants described above.

                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

            The following table sets forth information regarding the directors and executive officers of the Company.

      Name              Age                      Position
      ----              ---                      --------

Frank C. Magliato        49       Chairman, Chief Executive Officer, Chief
                                  Financial Officer, President and Director

Francis J. Calcagno      51       Director

Lori Ann Perri           37       Director

Cloyce C. Clark, Jr.     53       Nominee for election as a Director

Barry Catmur             38       Vice President of Operations

Diego E. Roca            32       Senior Vice President, Chief Accounting
                                  Officer, Secretary and Treasurer

            The principal occupation for the past five years, and other biographical information with respect to each of the directors and executive officers of the Company is as follows:

            Frank C. Magliato has served as Chairman, Chief Executive Officer, President and a director of the Company since June of 1995. From February of 1993 to June of 1995, he was employed as President of Windsor Associates of New York City, a telecommunications consulting firm. From December of 1988 to February of 1993, he was employed as President of Telecorp Funding, Inc. and subsidiaries, a telecommunications company in New York City. Mr. Magliato received a Bachelor of Science degree in Engineering from Rensselaer Polytechnic Institute in 1973. He is a sibling of Lori Ann Perri.

            Francis J. Calcagno, a director of the Company since December 22, 1997, has been employed by Dominick & Dominick, LLC since February 1998 as a Senior Managing Director. From February of 1994 to January of 1998 he was employed as managing director in the corporate finance practice of Deloitte & Touche LLP ("Deloitte & Touche"). Prior to joining Deloitte & Touche, Mr. Calcagno was the Vice President in charge of Corporate Development of Franklin Holding Company, a publicly-held company from 1993 to 1994. Mr. Calcagno received a Bachelor of Science degree in Electrical Engineering from Worcester Polytechnic Institute in 1971 and an MBA from Washington University in 1973.

            Lori Ann Perri, CPA, sibling of Frank C. Magliato, has served as a director of the Company since November of 1995. She has been employed by Time Inc., the publishing division of Time Warner Inc., in New York City since August of 1995 and presently serves as Director of Finance and Administration. From August of 1993 to August of 1995, she was employed by Computer Dynamics, Inc. of Virginia Beach, Virginia as Director of Finance and Accounting. Ms. Perri received a Bachelor of Science degree in Accounting from Hofstra University in 1987. She is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

            Cloyce C. Clark, Jr., a nominee for election as a director of the Company, has been Vice President of TecNet, Inc. since September, 1988. Mr. Clark received a Bachelor of Science with a major in Accounting and a minor in Economics from Louisiana University-Monroe in January, 1970. During the period from 1970 to 1975, Mr. Clark helped build Century Tel into a multi state public holding company of rural LECs. Prior to taking his current position at TecNet, Mr. Clark operated his own companies in the computer service bureau, commercial printing, direct mail and retail point of sale fields from 1976 to 1988.

            Barry P. Catmur has been employed by the Company since June of 1996 as the Vice President of Special Projects and Business Development. In November of 1998 he was promoted to Vice President of Operations. From 1989 through 1996 he was involved in the management and operation of restaurants and clubs in Newport, Rhode Island, New York City, New York and Southampton, New York. Prior to this he was a licensed Stock Broker in New York City. Mr. Catmur received a Bachelor of Science degree in Resource Economics from the University of Vermont in 1983.

            Diego E. Roca began employment with the Company during July of 1995 on a part-time basis. He began full-time employment during September 1996 when he became Vice President of Operations. On June 8, 1998 he was named Chief Operating Officer. As of June, 1999 he became Vice President of National Business Development. From May of 1995 to September of 1996, he served as a consultant to various entities in the telecommunications industry. From October of 1991 to May of 1995, he was employed by Telecorp Funding, Inc. and subsidiaries. He served as Assistant Controller in 1991 and became Controller in 1992. Mr. Roca received a Bachelor of Science degree in Accounting from Queens College in 1992.

                        BOARD OF DIRECTORS AND COMMITTEES

Board of Directors and Committee Meetings

            During fiscal year ended June 30, 2000, the Board of Directors met three times, the Audit Committee met twice and the Compensation Committee met twice. On March 31, 1998, the Board of Directors established the following additional Committees to perform duties previously performed by the Board of Directors acting as a whole: the Audit Committee; the Compensation Committee; and the Awards Committee. Each of the Company's Directors attended at least 75% of the total number of meetings of the Board and Committees on which he served during the Company's fiscal year ended June 30,2000.

            The Company does not have a committee of directors concerned with the selection of nominees for election as directors, a matter which is considered by the entire Board of Directors.

Committees of the Board of Directors

            Audit Committee. The Audit Committee consists of one independent director, Francis J. Calcagno, and Lori Ann Perri, a relative of the Chief Executive Officer and President of the Company. Pursuant to Section 4200(a)(14) of the National Association of Securities Dealers Inc. Rules of the Association, Mr. Calcagno is the sole independent member of the Audit Committee. Although the Audit Committee does not have a written charter, it is charged with providing oversight of the Company's financial reporting process, recommending the engagement of independent accountants to audit the Company's financial statements, discussing the scope and results of the audit with the independent accountants, reviewing the need for internal auditing procedures, reviewing the Company's system of internal controls and performing such other related duties and functions as are deemed appropriate by the Audit Committee and the Board of Directors. The Audit Committee reviews and discusses the audited financial statements of the Company with Management.

            Compensation Committee; Compensation Committee Interlocks and Insider Participation. The Compensation Committee consists of one independent director, Francis J. Calcagno, and Frank C. Magliato, who is also the President and Chief Executive Officer of the Company. The Compensation Committee is responsible for reviewing general policy matters relating to compensation and benefits of directors and officers, and determining the total compensation of the officers and directors of the Company.

            Awards Committee. The Awards Committee consists of Francis J. Calcagno. The Awards Committee is comprised solely of "disinterested persons" and "Non-Employee Directors" as such terms are used in Rule 16b-3 promulgated under the Exchange Act, and "outside directors" as such term is used in Treasury Regulation Section 1.162-27(c)(3) promulgated under the Internal Revenue Code of 1986, as amended (the "Code"). The Awards Committee is responsible for administering the DigiTEC 2000, Inc. Stock Incentive Plan (the "Plan"), including the granting of awards pursuant to the Plan.

Audit Committee Report

            The Audit Committee meets with the Company's independent public accountants to review the terms and conditions of their engagement and upon conclusion of the annual audit to review the findings of the auditors and the terms of any management letter submitted. The Audit Committee has recommended that the consolidated balance sheet of DigiTEC 2000, Inc. and subsidiary as of June 30, 2000, and related consolidated statements of loss, stockholders' deficit and cash flows for the year then ended be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, based upon its review thereof and meetings with the Company's independent accountants.

            In connection with the engagement of Deloitte & Touche LLP ("Deloitte & Touche"), the Audit Committee discussed its independence from the Company as required under the Independence Standards Board Standard No. 1, and will receive Deloitte & Touche's confirmation of such independence prior to the Annual Meeting.

            The Audit Committee currently has no information which would lead it to believe that any unusual matters arose during the most recently completed audit that would require discussion with the Company's independent public accountants pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380).

                                      Submitted by,

                                      The Audit Committee
                                      Lori Ann Perri
                                      Francis J. Calcagno

                              ELECTION OF DIRECTORS

            At this Annual Meeting four directors will be elected to serve until the 2001 Annual Meeting of Shareholders and until their respective successors are elected and qualify. Unless otherwise specified, shares represented by proxies solicited hereby will be voted for the election of MR. FRANK C. MAGLIATO, MR. FRANCIS J. CALCAGNO, MR. CLOYCE C. CLARK, JR. AND MS. LORI ANN PERRI to serve a one-year term.

            Set forth above under "Directors and Executive Officers of the Company" is certain information regarding the nominees. All nominees have agreed to serve if elected. If for any reason not now known by the Company any of said nominees should not be able to serve, the proxies will be voted for a substitute nominee or nominees who will be designated by the Board of Directors. The affirmative vote of a plurality of the total votes cast is required for the election of directors.

                             APPOINTMENT OF AUDITORS

            On April 18, 2000, the Board of Directors of the Company, on the recommendation of its Audit Committee, appointed the accounting firm of Deloitte & Touche, LLP ("Deloitte & Touche"), independent certified public accountants, as the independent auditors of the Company for its fiscal year ending June 30, 2001. Deloitte & Touche has no financial interest of any kind in the Company and has no other connection with the Company except for providing occasional management consultation services. BDO Seidman LLP had been the Company's independent certified public accountants since July 1995.

            A representative of Deloitte & Touche is expected to be present at the Annual Meeting. He will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from any shareholders.

            The affirmative vote of a majority of the votes cast by holders of the outstanding shares of Common Stock and the outstanding shares of Preferred Stock present in person or by proxy and entitled to vote at the Annual Meeting, voting as a single class, is required to approve the appointment of Deloitte & Touche.

            Effective June 30, 2000, BDO Seidman, LLP, New York, New York, was replaced by Deloitte & Touche, independent certified public accountants, as the independent auditors of the Company for its fiscal year ending June 30, 2001. The decision to change accountants was approved by the Board of Directors on the recommendation of the Audit Committee of the Company.

            The reports of BDO Seidman, LLP on the Company's last two annual reports on Form 10-K contained going concern language as follows:

            1998 Report:

            The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
            Note 1(a) to the financial statements, the Company has experienced significant losses from continuing operations for the three years ending June 30, 1998, has a deficit in working capital and equity at June 30, 1998 and may have significant contractual obligations as discussed in Note 6. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1(a) to the financial statements. The financial statements do not include any adjustments that might result from the outcome of the uncertainties.

            1999 Report:

            The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
            Note 1(a) to the financial statements, the Company has significant deficiencies in working capital and net worth at June 30, 1999 and 1998 and experienced significant losses from continuing operations for the three years ended June 30, 1999, 1998 and 1997. In addition, it has become economically dependent upon a 21% stockholder to fund operating cash flows and to provide significant telecommunications products and services. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1(a) to the financial statements. The financial statements do not include any adjustments that might result from the outcome of the uncertainties.

            The Company believes that, for the fiscal years ended June 30, 1998 and June 30, 1999, and the subsequent interim period preceding the replacement of BDO Seidman, LLP, the Company and BDO Seidman, LLP did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of BDO Seidman, LLP would have caused it to make reference in connection with its report on the Company's financial statements to the subject matter of the disagreement.

            At the request of BDO Seidman, LLP, the Company restated its 10-Qs for the periods ending September 30, 1998, December 31, 1998 and March 31, 1999 to reflect the interest charges related to the amortization of certain warrants to purchase common stock related to certain debt refinancing with related parties and to record unfiled federal excise taxes with related penalties and interest. The June 30, 1998 10-K was amended to disclose reclassification of excess minutes processed by Premier Communications, Inc., a stockholder of the Company.

            BDO Seidman, LLP, communicated to the management and the audit committee of the Company during and after the fiscal 1999 and 1998 audits certain issues related to the lack of management and internal controls of the Company during these periods.

            The Audit Committee has reviewed these matters and the Company has authorized BDO Seidman, LLP on all matters of the Company's financial reporting.

            The Company provided BDO Seidman, LLP with a copy of the foregoing disclosures and requested that BDO Seidman, LLP furnish a letter addressed to the Securities and Exchange Commission stating whether or not BDO Seidman, LLP agrees with such disclosures. A copy of such letter has been filed as Exhibit 16 to Form 8-K by amendment on July 25, 2000.

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 2001.

                             EXECUTIVE COMPENSATION

            The following table sets forth information with respect to the aggregate remuneration paid by the Company to the Chief Executive Officer and two other executive officers (the "Named Executives") of the Company for the fiscal years ended June 30, 2000, 1999 and 1998.

---------------------------------------------------------------------------------------------------------------------
                                                                  Annual                           Long Term
                   (a)                          (b)            Compensation                   Compensation Awards
                                                               ------------                   -------------------

---------------------------------------------------------------------------------------------------------------------
                 Name and                     Fiscal      Salary           Bonus                   Securities
            Principal Position                 Year         ($)             ($)              Underlying Options/SARs

---------------------------------------------------------------------------------------------------------------------
Frank C. Magliato, Chief Executive             2000      $165,375         $     --                        --
Officer, President and Director                1999      $155,208         $     --                        --
                                               1998      $173,958         $     --                        --

---------------------------------------------------------------------------------------------------------------------
Diego E. Roca, Senior Vice President,          2000      $140,616         $     --                        --
Chief Accounting Officer, Secretary and        1999      $150,827                                         --
Treasurer                                      1998      $143,958         $     --                    50,000(1)
                                                                                                     100,000(2)

---------------------------------------------------------------------------------------------------------------------
Barry Catmur, Vice President of Operations     2000      $79,666          $     --                        --
                                               1999      $77,369          $     --                        --
                                               1998      $    --                --                        --
---------------------------------------------------------------------------------------------------------------------

(1) Such Options vest quarterly over a one-year period commencing on the date of grant and expire ten years from date of grant.

(2) Of such Options, 50,000 vest immediately upon the date of grant and the remainder vest quarterly over a two-year period commencing on the date of grant.

Employment Agreements

            The Company entered into separate employment agreements with Messrs. Magliato and Roca, which by their terms expired June 30, 2000, but have been continued without amendment or written agreement. Except with respect to the positions to be occupied, the duties to be performed and the remuneration to be paid, the agreements of Messrs. Magliato and Roca are on identical terms and conditions and provide for the following: (i) a term of three years commencing June 30, 1997; (ii) the Board of Directors to review each employee's base salary at least annually during the term and the Board of Directors to be able to increase such salaries in its sole discretion; (iii) if an employee's service is actually or constructively terminated by the Company without cause, for the payment of the employee's then base salary and performance bonus for the remainder of the term; (iv) that in the event of the death of an employee, for the payment of the employee's then base salary to the employee's surviving spouse or estate as is applicable for a period of six months; (v) in the event of the disability of employee, compensation will terminate except to the extent payment is provided for in the then-existing disability or extended side plan;
(vi) the full participation by the employee in the Company's benefits available to the Company's other employees; (vii) that all trade secrets, inventions, work products, methods, software and similar property which relate to the Company's business and are developed by the employee are the property of the Company;
(viii) in the event of either the employee's voluntary termination of employment, the employee's involuntary termination for cause or the employee's failure to accept an extension of the employment agreement on substantially similar terms, the employee agrees not to conduct any activity competitive to the Company for a period of two years from the termination; (ix) in the event the Company does not renew the employment agreement on substantially similar terms at its expiration, employee shall receive six months severance pay; and
(x) other terms customarily contained in similar employment agreements. Messrs. Magliato and Roca will devote full-time to the affairs of the Company.

            The employment agreements of Messrs. Magliato and Roca provide for base salaries as follows: (i) Mr. Magliato-$175,000 in fiscal 1998, $225,000 in fiscal 1999 and $250,000 in fiscal 2000 and (ii) Mr. Roca-$150,000 in fiscal 1998, $200,000 in fiscal 1999 and $225,000 in fiscal 2000. In connection with his employment agreement Mr. Roca also received an option to purchase 187,500 shares of Common Stock at $14.50 per share.

            In addition to the base salaries, the employment agreements of Messrs. Magliato and Roca provide for an annual performance bonus commencing in the fiscal year ending June 30, 1997 (prorated for the number of months the agreements were in effect for the fiscal year ending June 30, 1997) to each of the officers equivalent to a percentage of the Company's adjusted annual net income before depreciation and amortization, interest and income tax as follows:
(i) Mr. Magliato-2% and (ii) Mr. Roca-1.5%.

Stock Option Grants

            None granted during 2000 fiscal year.

            The following table sets forth information concerning the year-end value of unexercised in-the-money options held by each of the Named Executives.

      Aggregated Option/SAR Exercises And Fiscal Year-end Option/SAR Values

--------------------------------------------------------------------------------
                       Number of Securities               Value of Unexercised
                      Underlying Unexercised          In-the-Money Options/SARs
                 Options/SARs at Fiscal Year-End(#)   at Fiscal Year End ($)(1)
--------------------------------------------------------------------------------
    Name                   Exercisable                       Exercisable
--------------------------------------------------------------------------------
Diego E. Roca               337,500                             $0
--------------------------------------------------------------------------------

      (1) Based on a fiscal year-end fair market value of the underlying securities equal to $1.38 per share.

Director Remuneration

            All directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at Board of Directors and committee meetings. Each non-employee director also receives annual compensation of $15,000, which has not been paid during the last two fiscal years but has been accrued.

Compensation Committee Report on Executive Compensation

            Executive Compensation Policy. Since the formation of the Compensation Committee and the Awards Committee on March 31, 1998, the Company's compensation policy for all of its executive officers is formulated and administered by the Compensation Committee of the Board of Directors. The Awards Committee, which is comprised solely of "disinterested persons" or "Non-Employee Directors," as such terms are used in Rule 16b-3 promulgated under the 34 Act, and "outside directors," as such term is used in Treasury Regulation Section 1.162-27(c)(3) promulgated under the Code, separately administers the Plan, under which the Company periodically grants options to the executive officers and other employees of the Company. Prior to the formation of the foregoing Committees, executive and director compensation and the determination of the individuals to be granted options and the exercise prices, vesting provisions and other terms of options granted under the Plan were at the discretion of the entire Board of Directors.

            General. The primary goals of the Company's compensation policy are to attract, retain and motivate skilled executive officers, and to provide incentives for them to act in the best interests of the Company's shareholders. In determining the level of executive compensation, certain quantitative and qualitative factors, including, but not limited to, the Company's operating and financial performance, the individual's level of responsibilities, experience, commitment, leadership and accomplishments relative to stated objectives, and marketplace conditions are taken into consideration.

            In negotiating the terms of employment agreements with Messrs. Magliato and Roca, the Board of Directors had taken into consideration Mr. Magliato's and Mr. Roca's significant roles in establishing the Company as a leader in an emerging new niche of the telecommunications industry and marketplace conditions. Summaries of the key provisions of these employment agreements are included elsewhere in this Proxy Statement. See "Employment Agreements."

            In view of the Company's financial performance during the fiscal year ended June 30, 2000, no cash bonuses were authorized for the Chief Executive Officer and the Named Executives. Messrs. Magliato's, Catmur's and Roca's base salaries were reduced approximately fifty percent pending significant improvement in the performance of the Company. The Committee feels that the salaries called for by the employment agreements with the Chief Executive Officer and Named Executives under current contractual arrangements are consistent with the duties and experience of the individuals. Further incremental adjustments to cash compensation not expressly provided for in the individual employment agreements will be predicated upon the Company's performance and individual achievements.

            Chief Executive Officer's Compensation. For 2000, the compensation of Frank C. Magliato, the Chief Executive Officer of the Company, was continued at half the base salary provided under the terms of his employment agreement due to the Company's performance. Mr. Magliato also participates in benefit programs that are generally available to employees of the Company, including medical benefits. Mr. Magliato has not participated in the Plan to date. Future adjustments to compensation not provided for in Mr. Magliato's employment agreement and the continuation of his employment agreement on different terms will be dependent upon the performance of the Company and his individual performance and achievements.

            Executive Officer Compensation. For the fiscal year ended June 30, 2000, compensation paid to Diego Roca was continued at half the base salary provided under the terms of his employment agreement. Mr. Catmur's original base salary was felt to be in line with his assumption of his duties as Vice President of Operations, but has since been reduced by 40% due to the Company's performance. Future adjustments to compensation not provided for in the employment agreements with Mr. Roca and adjustments to Mr. Catmur's base salary will depend on the Company's performance and individual performance and achievements.

            Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1 million the deductibility by the Company of compensation paid in any one year to any executive officer named in the Summary Compensation Table below. As none of the executive officers of the Company are currently paid compensation in excess of $1 million, the Company has not yet developed a policy with respect to Section 162(m) of the Code.

                                                 Submitted by,

                                                 The Compensation Committee
                                                 Francis J. Calcagno
                                                 Frank C. Magliato

                                PERFORMANCE TABLE

            The following table compares the cumulative return on the Common Stock from October 15, 1996, the first day of public trading of the Common Stock to June 30, 2000 with such return of NASDAQ National Market Index ("NNM") and the NASDAQ Telecommunications Index ("IXTC"), consisting of companies which provide types of services similar to those presently offered by the Company. The performance graph assumes (i) $100 was invested on October 15, 1996 and (ii) reinvestment of dividends. Each measurement point on the graph below represents the cumulative shareholder return as measured by the last sale price at the end of each period during the period from October 15, 1996 through June 30, 2000.

                      Comparison of Cumulative Total Return

                      DGTT                     NNM                IXTC
                      ----                     ---                ----

10/15/9 (1)           100.00                   100.00              100.00
12/31/96             73.15                   102.62              101.08
3/31/97              88.89                    97.11               94.49
6/30/97              96.30                   114.62              116.43
9/30/97             105.56                   133.99              135.52
12/31/97             46.30                   124.82              143.54
3/31/98              65.28                   145.91              181.78
6/30/98              44.44                   150.60              193.31
9/30/98              25.89                   134.64              170.18
12/31/98             13.61                   174.30              234.50
3/31/99               6.92                   195.66              289.47
6/30/99              17.40                   213.52              306.69
9/30/99              10.26                   210.79              292.49
12/31/99             13.83                   293.79              475.36
3/31/00               8.92                   316.62              515.90
6/30/00               9.82                   276.16              407.61

(1) Represents October 15, 1996, the first day of trading of the Common Stock on the OTC Bulletin Board when the stock closed at $13.50 per share.

                          COMPLIANCE WITH SECTION 16(a)
                                  OF THE 34 ACT

            Section 16(a) of the 34 Act requires the Company's officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers. Officers, directors and beneficial owners of greater than ten percent of the Company's Common Stock are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

            The Company has concluded, based solely on a review of the copies of the Section 16(a) report forms furnished to the Company, that with respect to the fiscal year ending June 30, 2000 all such forms were filed in a timely manner by the Company's officers, directors and greater than ten-percent beneficial owners.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            On March 31, 1998, the Company entered into an agreement (the "Investment Agreement") with Premiere Communications, Inc., a deemed beneficial owner of over 5% of the Common Stock ("Premiere"), in which Premiere received 61,050 shares of Preferred Stock, valued by the Board of Directors at $6,105,093. The $6,105,093 included approximately $4.6 million which was attributable to prepaid telephone cards ("Cards") purchased in the normal course of business and a $1.5 million one-time promotional expense for extra minutes processed by Premiere on Cards activated under an existing program. The $4.6 million receivable included price adjustments on one of the Company's programs, Cards returned by distributors to the Company due to service problems not honored by Premiere and $1.5 million of excess minutes which the Company charged its main distributor on March 31, 1998. During the fourth quarter of fiscal 1998, the distributor informed the Company that no monies were collected. Therefore, the Company reversed the sale of these minutes and charged the $1.5 million as an additional promotional expense. The Preferred Stock is convertible into Common Stock at any time at Premiere's option and the Company has the right to require Premiere to convert the Preferred Stock after March 31, 1999. The Certificate of Designation for the Preferred Stock provides for certain voting, liquidation, and registration rights and calculates the conversion by multiplying 61,050, the number of shares of Preferred Stock issued in connection with the Investment Agreement by $100, the Investment Amount, as defined in the Certificate of Designation and then dividing by $8.346, the Conversion Price, as defined in the Certificate of Designation, resulting in a total of 731,462 shares of Common Stock to be issued upon conversion, subject to adjustment in connection with certain subsequent issues of securities. The Company may call the redemption of each share of Preferred Stock at any time for $100 a share plus accrued dividends.

            During September, 1998, the Company issued $1,200,000 of its 10% six-month notes (the "10% Notes") with warrants to purchase 600,000 shares of the Company's Common Stock at an exercise price of $2.375 per share (the "$2.375 Warrants"), subject to certain adjustments. The $2.375 Warrants are exercisable for five years from the date of issuance. The exercise price under the $2.375 Warrants was set at the closing price of the Common Stock on September 4, 1998. Nine investors participated in this offering, including Mr. Magliato and his family, and a former director of the Company. The issuance and sale of the 10% Notes and $2.375 Warrants was exempt from registration under the Securities Act pursuant to Regulation D. Mr. Clark subsequently acquired $100,000 principal amount of the 10% Note and warrants to purchase 50,000 shares of Common Stock, both of which were subsequently exchanged as described below.

            During October, 1998, the Company borrowed $100,000 from Doreen Porreca, the mother-in-law of Mr. Magliato.

            During May, 1999, the Company exchanged its 10% Notes and $2.375 Warrants for the Company's 10% Two Year Notes in like principal amount bearing interest at 10% per annum and convertible at $1.10 per share of Common Stock and $2.375 Warrants to purchase up to 1,800,000 shares of Common Stock at $1.10 per share, pursuant to an exchange offer letter transmitted to the holders of the outstanding 10% Notes and accompanying Warrants.

            In November 1998, as part of its transition to becoming a sales, marketing and distribution company, the Company reached a verbal agreement with TecNet, Inc., a holder of approximately 21% of the Common Stock of the Company, to carry the remaining unprocessed minutes on the Company's facilities-based debit cards. In January 1999 the Company began funding its operating shortfall through the sale of demand promissory notes to TecNet, Inc. The demand promissory notes bear interest at the rate of 10% per annum. The Company has no commitment from TecNet, Inc. for continued financing. Subsequently, in the fourth quarter of fiscal year 1999 the Company reached a verbal agreement with TecNet, Inc. to sell the Company's bundled cards. TecNet provided approximately $10.6 million in telecommunications services for the fiscal year ended June 30, 2000. In addition, TecNet provided approximately $133,000 and $37,000 of consulting services to the Company during fiscal year 2000 and 1999, respectively, which has been accounted for as a capital contribution. The following presents the detail of the amounts payable to TecNet, Inc. at June 30, 2000:

                    Demand notes payable                        $5,818,963
                    Payable for bundled phone cards              3,848,097
                    Payable for telecommunication services       4,391,167
                    Accrued Interest                               372,083
                                                               -----------
                                                               $14,430,310

                     ANNUAL REPORT AND FINANCIAL INFORMATION

            A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, containing audited consolidated financial statements of the Company for the past two fiscal years, has been enclosed with this Proxy Statement.

                         DATE FOR SHAREHOLDER PROPOSALS

            Shareholder proposals intended for submission at the 2001 Annual Meeting of Shareholders must be received by the Company at its principal executive offices, 8 West 38th Street, New York, New York 10018, no later than June 22, 2001 to be eligible for inclusion in the Company's proxy statement and form of proxy relating to the 2001 Annual Meeting of Shareholders.

                                  OTHER MATTERS

            The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY


New York, New York
October 26, 2000

                               DIGITEC 2000, INC.

                    PROXY SOLICITED ON BEHALF OF THE BOARD OF
                  DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 28, 2000

            The undersigned hereby appoints Diego E. Roca and Barry P. Catmur, and each of them, proxies with full power of substitution to vote all shares of the Common Stock, $.001 par value per share, and the Series A Preferred Stock, $.001 par value per share, of DIGITEC 2000, INC., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of DIGITEC 2000, INC. to be held on Tuesday, November 28, 2000 at 10:00 a.m. and at any adjournment thereof, as designated below with respect to the election of four directors and approval of the appointment of Deloitte & Touche LLP as independent certified public accountants for fiscal year ending June 30, 2001 and, in the discretion of such proxies, with respect to such other matters as may properly come before the meeting, hereby revoking any proxy heretofore given.

            The undersigned hereby acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Annual Meeting.

1. Election of Directors: Francis J. Calcagno, Frank C. Magliato, Cloyce C. Clark, Jr. and Lori Ann Perri:

          FOR   |_|           WITHHOLD   |_|             FOR EXCEPT   |_|
                              vote for all
                              nominees

      To withhold authority to vote for any individual nominee while voting for the remainder, write this nominee's name in the following space:


      --------------------------------------------------------------------------

2. Proposal to approve appointment of Deloitte & Touche LLP as the Company's independent certified public accountants for the fiscal year ending June 30, 2001.

          FOR   |_|           AGAINST   |_|              ABSTAIN   |_|

                     (PLEASE MARK, SIGN AND DATE ON REVERSE
                   SIDE AND RETURN IN THE ENCLOSED ENVELOPE.)

            This proxy will be voted as directed on the reverse side by the undersigned shareholder. The Board of Directors recommends a vote FOR the election of each nominee above named, and if no direction is made, this proxy will be voted FOR the election of each nominee. The Board of Directors also recommends a vote FOR the proposal to approve the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants for the fiscal year ending June 30, 2001, and if no direction is made, this proxy will be voted FOR each such proposal.

                                  Number and class of shares owned: ____________

                                  Dated:________________________, ______________

                                  (X)___________________________________________

                                  (X)___________________________________________

                                  (Please date and sign exactly as indicated.
                                  For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, or for a corporation, please give your full title.)

            Unless the date has been inserted above, the proxy shall be deemed to be dated for all purposes as of the date on which it is received by Digitec 2000, Inc.

(PLEASE MARK, DATE AND SIGN AND RETURN IN THE ENCLOSED ENVELOPE.)


                                       2